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                                                                 EXHIBIT 5(A)(7)
                                LETTER AGREEMENT

December 1, 1998


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

     FRIC is redesignating its Premier Adviser Class shares as Premier Class shares. FRIC's previously authorized Premier Institutional Class shares are being redesignated at Class E shares.

     Additionally, in connection with these changes, pursuant to Introductory
Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated March 7, 1988, FRIC advises you that it is creating new classes of shares for certain of its Funds, as follows:

     New Class C shares of the Fixed Income II Fund (which is being renamed Short Term Bond Fund); and

     New Class C shares and new Class E shares of the Limited Volatility Tax Free Fund (which is being renamed Tax Exempt Bond Fund).

   FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the shares of Class C, Class E, and Premier Class of each applicable Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged by the Distributor in return for the Distributor's services are the same as in the Distribution Agreement.
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Please indicate your acceptance to act as Distributor with respect to each such
Class of the Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By: /s/ Lynn L. Anderson
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    Lynn L. Anderson
    President


Accepted this 1st day of December, 1998


RUSSELL FUND DISTRIBUTORS, INC.


By: /s/ Eric A. Russell
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    Eric A. Russell
    President